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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               JLEMKE@CLYNCH.COM

   Caterpillar Exercises for 1 Million Shares of ASV Common Stock from First
                              Acceleration Notice

         GRAND RAPIDS, MN (January 5, 2004) -- ASV, Inc. (NASDAQ: ASVI) announced today that Caterpillar Inc. (NYSE: CAT) has exercised its warrant for the purchase of 1,040,069 shares of ASV common stock at $21.00 per share. These shares were subject to an acceleration notice issued by ASV on October 21, 2003. Caterpillar was required to either purchase these shares or lose the opportunity to acquire the shares under the warrant. A total of 8,727,058 shares remain subject to the warrant, with 2,053,426 shares subject to an acceleration notice issued November 12, 2003. Following today's exercise, Caterpillar owns 2,640,069 shares, or 21.8% of the outstanding common stock of ASV.

         Discussing the exercise, ASV's President Gary Lemke stated "The exercise of the warrant shares by Caterpillar further strengthens an already successful alliance between ASV and Caterpillar. The warrant proceeds of $21 million are expected to be used to expand our product line, increase production capabilities and product and technology awareness and general working capital needs."

         On November 12, 2003, ASV issued a second acceleration notice to Caterpillar to purchase 2,053,426 shares of ASV common stock at $21.00 per share. This second acceleration notice requires Caterpillar to either purchase the number of shares covered by the acceleration notice within 75 days of the issuance date of the notice or lose the opportunity to acquire the shares under its warrant with ASV. ASV expects to provide further earnings guidance for 2004 at that time.

         About ASV
         ---------

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's use of the warrant proceeds is a forward-looking statement based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.